Exhibit 10.20

Fiscal Year 2020 Officer Bonus Plan

The Personnel and Compensation Committee of the Board of Directors of Electromed, Inc. (the “Company”) has established the Fiscal Year 2020 Officer Bonus Plan (the “Bonus Plan”) for officers of the Company, including its named executive officers. The Bonus Plan is effective for the fiscal year ending June 30, 2020 and provides an opportunity for each participant to earn an annual cash bonus based on Company revenue growth versus the fiscal year ended June 30, 2019 (subject to achievement of threshold earnings before interest and taxes (“EBIT”)). The committee has established target payouts of 50.0% and 30.0% of annual base salary for our Chief Executive Officer and Chief Financial Officer, respectively, under the Bonus Plan. The following summarizes the potential payments under the Bonus Plan:

●	Company revenue growth below minimum performance will not result in any payouts under the Bonus Plan.

●	Company revenue growth between minimum and target performance will result in a potential bonus payout starting at 50.0% and increasing in increments of 25.0% of the participant’s respective target payout for every whole percent of revenue growth in excess of minimum performance.

●	Company revenue growth equal to target performance will result in a potential bonus payout equal to 100.0% of the participant’s respective target payout.

●	Company revenue growth above target performance will result a potential bonus payout equal to 100.0% of the participant’s respective target payout, plus additional increments of 8.0% of their target payout for every whole percent of revenue growth in excess of target performance up to 200%, and additional increments of 5.0% of their target payout for every whole percent of revenue growth in excess of 200% of target performance.

Notwithstanding the foregoing, Company revenue growth also will not result in any payout unless EBIT also exceeds an established threshold amount. Company revenue growth above target performance will only increase the resulting payout as a percent of target if EBIT also exceeds an amount equal to the threshold EBIT amount plus an additional increment of 30.0% of threshold EBIT for every whole percent of revenue growth in excess of target performance.